UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 23, 2009

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Grandview Road Boyertown, PA		19512
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 529-6084

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 24, 2009, Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) issued a press release announcing that the stockholders of both the Company and Adamis Pharmaceuticals Corporation (“Adamis”) approved the previously announced merger transaction between the two companies at stockholder meetings held on March 23, 2009.  The press release also indicated that the transaction, which is subject to customary closing conditions, is expected to close on or about April 1, 2009.

At the Cellegy meeting, the stockholders also approved several proposals related to the merger transaction, including amendments to Cellegy’s charter to increase the authorized shares of common stock to 175,000,000 and of preferred stock to 10,000,000 shares, to change the name of the company to “Adamis Pharmaceuticals Corporation” following the closing of the merger, and to effect a reverse split of the outstanding Cellegy common stock immediately before the closing of the merger.

The ratio of the Cellegy reverse split is expected to be approximately 1:9.929060.  As a result, every approximately 9.929060 shares of Cellegy common stock will be combined into one share of post-reverse split common stock, and the outstanding shares of Cellegy common stock will be converted into 3,000,000 post-reverse split shares.  Approximately 42,978,000 post-reverse split shares of common stock are expected to be issued to the former holders of outstanding Adamis shares.  The Cellegy common stock will continue to trade on a pre-reverse split basis until the reverse split is approved by the Financial Industry Regulatory Authority (FINRA) and reflected on the OTC Bulletin Board, which is expected to occur shortly after the closing of the merger.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: March 23, 2009	By:	/s/ Robert J. Caso
Robert J .Caso
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)